UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2015

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

On March 24, 2015, the Board of Directors of Flagstar Bancorp, Inc. ("Flagstar," or the "Company") appointed Bruce E. Nyberg as a director, having received regulatory non-objection from the Federal Reserve. No determination has yet been made naming Mr. Nyberg to a committee of the Board.

Mr. Nyberg had worked for the Company’s principal subsidiary, Flagstar Bank, FSB, starting in March, 2014, overseeing the day-to-day operations of community banking while the Bank searched for its current Director of Community Banking. He had also spearheaded the Bank’s efforts to build a framework for a corporate quality initiative. During 2014, he received $329,187.50 in compensation from the Bank. Mr. Nyberg resigned as a Bank employee immediately prior to his appointment to the Company’s Board.

Before joining the Bank, from 2001 to 2007, Mr. Nyberg was Regional President-East Michigan for Huntington Bancshares Incorporated. He also previously served in several management roles for NBD Bancorp, whose operations were subsequently integrated into those of J.P. Morgan Chase. Mr. Nyberg serves on the boards of several community and academic organizations, including Bowling Green State University Board of Trustees, Forgotten Harvest, Community Foundation for Southeast Michigan and the Michigan Roundtable for Diversity and Inclusion.

In connection with his appointment, the Board awarded Mr. Nyberg restricted shares with an economic value of $58,150.68 on the date of the grant, which shares shall vest on February 25, 2016. Mr. Nyberg will also be eligible to receive a cash retainer and future equity awards for his Board service in accordance with the fee schedule for the Company’s directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: March 26, 2015	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice-President and Chief Financial Officer